NEITHER THIS NOTE NOR THE SECURITIES THAT MAY BE ISSUED BY THE BORROWER UPON CONVERSION HEREOF (COLLECTIVELY, THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (i) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR APPLICABLE STATE SECURITIES LAWS; OR (ii) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (iii) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

CONVERTIBLE NOTE

Teaneck, New Jersey
_____________________(the "Issuance Date")	$____________.00

FOR VALUE RECEIVED, Herborium Group, Inc., a Nevada corporation (the "Company"), hereby promises to pay to the order of _____________________ or his registered assigns (the "Holder") the principal amount of _____________________ and No/100 Dollars upon the earlier of (i) upon demand made any time after the date that is 12 months from initial issuance of a Note, (ii) the date upon which the Company completes the sale of Common Stock (or like security) for aggregate gross proceeds of at least $1.5 million (a “Qualified Financing”), or (iii) the closing of an acquisition of the Company, whether by material merger, reorganization, sale of assets or other similar material transaction (an “Acquisition”), (the "Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate of Ten percent (10%) per annum from the Issuance Date in accordance with the terms hereof or otherwise. The principal balance of this Note shall be payable pursuant to Paragraph 1. Interest on this Note shall accrue and be payable pursuant to Paragraph 1. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Subscription Agreement, dated between the Company and the Holder (the "Subscription Document"), pursuant to which this convertible note (the "Note") was originally issued. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note and the Other Notes (as hereinafter defined) issued by the Company on the Issuance Date pursuant to Subscription Documents executed by the Company and purchasers of the Other Notes (collectively, the "Subscription Documents") are collectively referred to in this Note as the "Notes."

1. Payments of Principal and Interest.

(a) Payment of Principal. The principal balance of this Note shall be paid to the Holder hereof on the Maturity Date. The Company shall pay or prepay pro-rata portion outstanding principal balance to the Holder, thirty (30) days after the semi-annual date, and/or subject to section (2).

(b) Payment of Interest. Interest on the unpaid principal balance of this Note shall accrue at a rate of Ten percent (10%) per annum commencing on the Issuance Date. Interest shall be computed on the basis of a 365-day year and actual days elapsed. Interest shall be paid in kind semi-annually at a price equal to $0.025 per share. Interest shall be due and payable semi-annually, in arrears.

(c)  General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by check to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed. No payments of principal or interest shall be made on any Note unless such payment is made pro-rata to all holders of the Notes.

2. Conversion of Note. At any time six months after the Issuance Date, the principal and accrued interest on this Note may be convertible in whole or in part into shares of the Company's common stock, par value $.001 per share (the "Common Stock") at the option of the holder, on the terms and conditions set forth in this Paragraph 2.

(a) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(1) "Conversion Amount" means the sum of (A) the principal amount of this Note to be converted with respect to which this determination is being made, (B) accrued and unpaid interest, if so included at the Holder's sole discretion and (c) Default Interest, if any, on unpaid interest and principal, if so included at the Holder's sole discretion.

(2) "Conversion Price" means two and a half cents ($0.025) or 20% discount on the price per share issued in a Qualified Financing.

(3) "Other Notes" means the convertible notes, other than this Note, issued by the Company pursuant to Subscription Documents.

(4) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b)  Holder's Conversion Right. The Notes may be converted at the earlier of either (i) six months from the Issuance Date, or; (ii) a Qualified Financing, or; (iii) the closing of an Acquisition.

The Holder shall be required to request conversions in increments of $1,000 or more. The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

This Note also contains an automatic principal redemption feature which requires the Company to escrow five percent (5%) of its gross revenues (the “Redemption Funds”) in a separate bank account. To the extent the Company generates revenues the holder of this Note shall receive re-payment of a portion of this Note on a semi-annual basis until such time that the total principal and any unpaid interest has been repaid. The Redemption Funds will be distributed pro-rata among the holders of the Notes within thirty (30) business days after the end of each semi-annual period. Redemption Funds paid to holders shall first be applied to any unpaid principal.

(c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of a Conversion Amount of this Note pursuant to Paragraph 2.(b) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount
Conversion Price

The Company will give prompt price notice to Note Holder concerning a financing or acquisition so that they will be able to decide whether to convert. The number of shares into which the Notes are convertible will equal the quotient of the converted principal and interest divided by the price per share issued in a Qualified Financing or Acquisition at a twenty percent (20%) discount, or at $0.025.

(d) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(1) Holder's Delivery Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the "Conversion Date"), the Holder hereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 2.(d)(1) (the "Conversion Notice") to the Company; and (B) surrender to a common carrier for delivery to the Company as soon as practicable following the date of the Conversion Notice original of the Note being converted.

(2) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than five (5) Business Days after receipt of such Conversion Notice, send, via facsimile and overnight courier, a confirmation of receipt of such Conversion Notice (the "Conversion Confirmation") to such Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within fifteen (15) Business Days after the date of the Conversion Confirmation, the Company shall issue and surrender to a common carrier for delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled. If less than the full principal amount of this Note is submitted for conversion, then the Company shall within fifteen (15) Business Days after receipt of the Note and at its own expense, issue and deliver to the Holder a new Note for the outstanding principal amount not so converted; provided that such new Note shall be substantially in the same form as this Note.

(3) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Notes.

(f) Adjustments to Conversion Price. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

3. Other Rights of Holders.

These events may constitute an acquisition, therefore Notes will either need to be converted at a 20% discount or redeemed.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) Organic Change or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the holders of a majority of the Notes then outstanding) to deliver to each Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note, and reasonably satisfactory to the Holders of a majority of the Conversion Amount of the Notes then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Conversion Amount of the Notes then outstanding) to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Note, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder's Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Note).

1. Out of State Execution. The Company and the Holder hereby acknowledge that this Note was executed by the Company outside the State of New York and delivered to Holder outside the State of New York. Further, the Holder acknowledges that the Holder took possession and custody of the Note outside the State of New York.

2. Reservation of Shares. The Company shall at all times, so long as any principal amount of the Notes is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of Common Stock as shall at all times be sufficient to effect the conversion of all of the principal amount of the Notes then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred ten percent (110%) of the number of shares of Common Stock for which the principal amount of the Notes are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Notes based on the principal amount of the Notes held by each Holder at the time of issuance of the Notes or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's Notes, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining Holders, pro rata based on the principal amount of the Notes then held by such Holders.

3. Voting Rights. Holders shall have no voting rights, except as required by law, including but not limited to the New York Business Corporation Act and as expressly provided in this Note.

4. Reissuance of Note. In the event of a conversion or redemption pursuant to this Note of less than all of the Conversion Amount represented by this Note, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Note converted or redeemed, a new note of like tenor representing the remaining principal amount of this Note which has not been so converted or redeemed and which is in substantially the same form as this Note.

5. Defaults and Remedies.

(a) Events of Default. An "Event of Default" is: (i) default for thirty (30) days in payment of interest or Default Interest on this Note; (ii) default in payment of the principal amount of this Note when due; (iii) failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Note; (iv) if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (I) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days. The Term "Bankruptcy Law" means Title I 1 , U.S. Code, or any similar Federal or State Law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including any interest and Default Interest and other amounts due, to be due and payable immediately.

9. Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and holders of a majority of the aggregate Conversion Amount of the Notes then outstanding.

10. Lost or Stolen Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Notes, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock.

11. Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Note, then the Company shall pay to the Holder all reasonable attorneys' fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

12. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

13. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

14. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Miami Dade County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to each Holder of Notes that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

16. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

17. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be signed by Dr. Agnes Olszewski, its Chief Executive Officer, on and as of the Issuance Date.

Herborium Group, Inc.

Dr. Agnes Olszewski

EXHIBIT 2.(d)(I)
CONVERSION NOTICE

Reference is made to the Convertible Note issued by Herborium Group, Inc. (the "Note"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert a portion or all of the principal balance of the Note, indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the Note specified below as of the date specified below.

Date of Conversion:
Aggregate Principal Amount to be converted:
No(s). of Note to be converted:

Please confirm the following information:

Conversion Amount:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the name of the Holder of the Note and to the following address:

Telephone Number:
Facsimile Number:
Authorization:

By:

Title:

Dated:

By:

Please issue a new Note(s) for the outstanding principal balance in the name of the Holder and to the following address: ______________________________________________________________________

Outstanding Principal Balance:
Telephone No.:
Facsimile No.: Authorization:

By:

Title:

Dated: